Exhibit 99

News Release
COMMUNITY BANK SYSTEM, INC.

5790 Widewaters Parkway, DeWitt, N.Y. 13214	For further information, please contact:
Scott A. Kingsley,
EVP & Chief Financial Officer
Office: (315) 445-3121

Community Bank System Announces Third Quarter Results and Declares Cash Dividend

SYRACUSE, N.Y. — October 22, 2009 — Community Bank System, Inc. (NYSE: CBU) reported quarterly net income of $12.5 million in the third quarter of 2009, an increase of 5.7% compared to the $11.8 million reported for the third quarter of 2008.  Quarterly earnings per share of $0.38, were $0.01, or 2.6% below the $0.39 reported in the third quarter of last year.  Year-to-date 2009 net earnings of $32.1 million, or $0.97 per share, were $1.9 million, or 5.6%, below reported earnings for the first nine months of 2008.  2009 results include an additional $6.0 million of FDIC-insurance related assessments, or $0.14 per share, in comparison to the first three quarters of 2008.

“Earnings per share for the quarter were $0.01 better than the third quarter of 2008 (excluding the FDIC’s additional deposit insurance assessments), driven by a 13% increase in net interest income, and a 16% expansion in banking non-interest income generation,” said President and Chief Executive Officer Mark E. Tryniski.  “Core deposits grew at a 17% pace, and we continued to deliver loan and core deposit growth in Plattsburgh and the other northern New York markets that comprise the 18 branch banking centers that we acquired in November 2008.  Our disciplined approach to business continues to produce solid operating results in challenging operating conditions.”

Third quarter net interest income grew to $41.9 million, an increase of 12.9% above third quarter 2008, driven by a 4.0% increase in average loans, partially offset by a four basis-point reduction in net interest margin to 3.78%.  The Company’s lower margin was the result of our decision to remain in a very liquid position throughout the quarter including an average of $293 million of overnight cash equivalents, or 6.1% of interest earning assets, earning a yield of 27 basis points.  Continued disciplined deposit pricing resulted in a 68-basis point reduction in the total cost of funds, compared to the third quarter of 2008, however this was offset by a 69-basis point decline in earning asset yields, including cash equivalents.  On a linked quarter basis, the Company’s net interest margin improved five basis points, reflective of a 14-basis point reduction in cost of funds, partially offset by a nine basis point decline in earning asset yields.

Third quarter non-interest income (excluding securities gains/losses) increased $1.4 million, or 7.3% over the same period last year.  Deposit service fees increased $2.0 million, with the majority of the growth derived from the branch acquisition.  Mortgage banking revenues were consistent with the third quarter of 2008, but were significantly lower than those generated from the robust secondary market activities experienced in the first two quarters of this year.  Third quarter other banking services revenues included $0.3 million of annual dividends from pooled credit life and disability insurance programs, which were $0.4 million below the same period in 2008.  The Company’s employee benefits administration and consulting businesses posted a modest increase in revenue over the third quarter 2008, with new client gains tempered by negative year-over-year comparisons from asset-based revenues.  Third quarter wealth management revenues decreased 12.7% from the third quarter of 2008, also reflective of continued difficult market comparisons and generally weak demand.

Community Bank System, Inc.

Quarterly operating expenses (excluding acquisition expenses) of $44.1 million included an additional $1.0 million of FDIC-insurance assessments compared to the third quarter of 2008, or $0.02 per share.  Excluding the higher assessments, operating expenses increased 10.0% over the third quarter of 2008, and primarily reflected the operating costs of the 18 branches purchased last November, as well as higher pension costs related to the unfavorable investment performance of underlying plan assets in 2008.

Financial Position

Average earning assets for the third quarter were $4.80 billion, up $27.3 million from the second quarter of 2009, and included a $22.8 million decline in loans primarily from continued principal amortization in the Company’s consumer mortgage and home equity portfolios, combined with its decision to again sell the majority of its longer-term, lower rate mortgage originations in the quarter.  Business lending and consumer installment portfolio balances declined slightly from the end of the second quarter, reflective of relatively soft demand.  Average investment securities increased $72.9 million in the quarter, while cash equivalents decreased $22.9 million, reflective of the Company’s ability to begin to productively deploy some of its excess liquidity.  Total average deposits grew $18.4 million in the quarter, including the continuation of the desirable trend toward proportionately more core accounts, which increased $107.5 million from the second quarter.   Compared to the third quarter 2008, average earning assets increased $554.4 million, comprised of organic and acquired loan growth of $119.0 million, and additional investment securities, including cash equivalents, of $435.4 million.  Average deposits for the third quarter were $3.87 billion, an increase of $624.0 million from the third quarter of 2008, and reflected meaningful organic growth in core deposits in the first nine months of 2009, as well as the branch acquisition completed in the fourth quarter of 2008.  Average borrowings for the quarter of $858.5 million were consistent with the second quarter of 2009, and down $67.9 million from the third quarter of 2008.  Average shareholders’ equity for the quarter of $559.8 million was up $9.7 million from the second quarter, and was $72.5 million above the third quarter of 2008, and included the $50 million in common equity (2.5 million shares) raised in October 2008, in support of the branch acquisition.

Mr. Tryniski added, “The Company’s results for the first nine months of 2009 reflect our long-term commitment to a disciplined and balanced strategy for growth within our markets.  Despite relatively soft market conditions, we have generated year-to-date annualized growth of 2.6% in our business lending portfolio, excluding planned reductions in our automotive dealer floor plan business.  We remain free of exposure to subprime or other higher-risk mortgage products within our real estate and investment portfolios, and our mortgage delinquency ratio of 1.54% remains significantly below the industry-wide ratio of nearly 8%.  On a year-to-date basis, our consumer real estate originations are up 32% over 2008, reflecting the comparatively stable conditions prevalent in our primary markets.”

Asset Quality

Net charge-offs in the third quarter were $1.6 million, compared to $1.7 million in the second quarter of 2009, and $1.7 million in the third quarter of 2008.  The third quarter net charge-off ratio of 0.21% was lower than the 0.22% reported in the second quarter of 2009, and 0.23% in last year’s third quarter.

Nonperforming loans as a percentage of total loans at September 30, 2009 were 0.57%, up from 0.44% at the end of the second quarter, and up 19 basis points from the very favorable 0.38% at the end of last year’s third quarter.  The $4.0 million increase in nonperforming loans for the quarter includes one commercial relationship of $3.3 million which was more than 90 days past due at September 30, 2009.  The total delinquency ratio of 1.51% was up five basis points from the end of the second quarter of 2009, and increased 25-basis points from September 2008, but remains favorable to long-term historical levels.  Nonperforming assets to total assets increased six basis points to 0.35%, versus the 0.29% level reported at the end of the second quarter, and nine basis points above the very favorable 0.26% ratio reported a year ago.  These generally stable, and better-than-peer asset quality metrics illustrate the continued effectiveness of the Company’s disciplined risk management and underwriting standards.

Community Bank System, Inc.

The current quarter’s provision for loan losses of $2.4 million was $0.4 million higher than both the second quarter of 2009 and the third quarter of 2008, reflecting a stable and still historically favorable level of net charge-offs.  The ratio of loan loss allowance to total loans outstanding was 1.33% as of September 30, 2009, compared to 1.30% as of June 30, 2009, and 1.25% at the end of the third quarter of 2008.

Government Sponsored Programs

In November 2008, the Company announced that it had chosen not to apply for funds through the U.S. Treasury Department’s Capital Purchase Program, which is part of the federal government’s Troubled Asset Relief Program (TARP).  As such, the Company has not, nor will it incur any charges associated with the repayment of such funds, including the write-off of capitalized issuance costs, and the negotiation and termination of highly dilutive warrants issued.  Mr. Tryniski commented, “We are confident that we will continue to generate sufficient capital to respond to our business investment needs and the organic growth opportunities in our markets.”

Dividend and Share Repurchase Approval

The Company’s Board of Directors approved a quarterly dividend on its common stock of $0.22 per share, payable on January 11, 2010, to shareholders of record as of December 15, 2009.  The current cash dividend represents an annualized yield of 5.3% based on the closing share price of $16.47 on October 21, 2009.  Mr. Tryniski commented, “The payment of a meaningful dividend is an important component of our commitment to continuing to provide consistent and favorable long-term returns to our shareholders.”

During the second quarter of 2009 the Company’s Board of Directors approved a share repurchase program for up to one million common shares lasting through December 31, 2011.  The Company’s shares may be repurchased from time to time in open market transactions or privately negotiated transactions in accordance with securities laws and regulations.  The timing and extent of repurchases will depend on market conditions and other corporate considerations.  There were no share repurchases in the third quarter.

Conference Call Scheduled

Company management will conduct an investor call tomorrow (October 23, 2009) at 11:00 a.m. (ET) to discuss third quarter results.  The conference call can be accessed at 1-866-790-1863.  An audio recording will be available one hour after the call until December 31, 2009, and may be accessed at 1-888-284-7564 (access code 2387991).  Investors may also listen live via the Internet at: http://www.videonewswire.com/event.asp?id=62588.

This webcast will be archived on this site for one full year and may be accessed at any point during this time at no cost.  This earnings release, including supporting financial tables, is available within the Investor Relations / News & Media section of the company's website at: http://www.communitybankna.com.

Headquartered in DeWitt, N.Y., Community Bank System, Inc. has $5.4 billion in assets and over 150 customer facilities across Upstate New York, where it operates as Community Bank, N.A., and Northeastern Pennsylvania, where it is known as First Liberty Bank & Trust.  Its other subsidiaries include: Benefit Plans Administrative Services, Inc., an employee benefits administration and consulting firm with offices in Upstate New York, Pittsburgh and Philadelphia, Pennsylvania and Houston, Texas; the CBNA Insurance Agency, with offices in three northern New York communities; Community Investment Services, a broker-dealer delivering financial products throughout the company's branch network; and Nottingham Advisors, a wealth management and advisory firm with offices in Buffalo, N.Y., and North Palm Beach, Florida.  For more information, visit: www.communitybankna.com or www.firstlibertybank.com.

-- more --

Community Bank System, Inc.

Summary of Financial Data
(Dollars in thousands, expect per share data)
	Quarter Ended		Year-to-date
	September 30,		September 30,
	2009	2008	2009	2008
Earnings
Loan income	$46,067	$46,731	$138,992	$138,937
Investment income	15,821	15,083	47,950	47,098
Total interest income	61,888	61,814	186,942	186,035
Interest expense	20,036	24,741	64,390	77,924
Net interest income	41,852	37,073	122,552	108,111
Provision for loan losses	2,375	1,985	7,200	4,335
Net interest income after provision for loan losses	39,477	35,088	115,352	103,776
Deposit service fees	10,991	9,039	30,247	26,205
Mortgage banking revenues	226	203	3,202	598
Other banking services	669	976	1,536	1,720
Trust, investment and asset management fees	1,951	2,234	6,251	6,721
Benefit plan administration, consulting and actuarial fees	6,969	6,931	20,575	19,176
Investment securities gains and (losses), net	7	0	7	230
Total noninterest income	20,813	19,383	61,818	54,650
Salaries and employee benefits	23,166	21,114	69,188	61,272
Professional fees	1,366	1,096	3,903	3,294
Occupancy and equipment and furniture	5,533	5,304	17,458	16,066
Amortization of intangible assets	2,026	1,727	6,234	4,903
FDIC insurance	1,670	664	7,066	1,051
Other	10,350	9,313	31,838	27,956
Acquisition expenses	0	38	308	43
Total operating expenses	44,111	39,256	135,995	114,585
Income before income taxes	16,179	15,215	41,175	43,841
Income taxes	3,724	3,429	9,100	9,870
Net income	$12,455	$11,786	$32,075	$33,971
Basic earnings per share(3)	$0.38	$0.39	$0.98	$1.14
Diluted earnings per share(3)	$0.38	$0.39	$0.97	$1.13

Community Bank System, Inc.

Summary of Financial Data
(Dollars in thousands, except per share data)
	2009			2008
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr
Earnings
Loan income	$46,067	$46,134	$46,791	$47,896	$46,731
Investment income	15,821	15,821	16,308	16,928	15,083
Total interest income	61,888	61,955	63,099	64,824	61,814
Interest expense	20,036	21,441	22,913	24,428	24,741
Net interest income	41,852	40,514	40,186	40,396	37,073
Provision for loan losses	2,375	2,015	2,810	2,395	1,985
Net interest income after provision for loan losses	39,477	38,499	37,376	38,001	35,088
Deposit service fees	10,991	10,271	8,985	9,393	9,039
Mortgage banking revenues	226	958	2,018	169	203
Other banking services	669	554	313	723	976
Trust, investment and asset management fees	1,951	2,267	2,033	1,927	2,234
Benefit plan administration, consulting and actuarial fees	6,969	6,599	7,007	6,612	6,931
Investment securities losses, net	7	0	0	0	0
Total noninterest income	20,813	20,649	20,356	18,824	19,383
Salaries and employee benefits	23,166	23,154	22,868	21,690	21,114
Professional fees	1,366	1,253	1,284	1,270	1,095
Occupancy and equipment and furniture	5,533	5,704	6,221	5,190	5,304
Amortization of intangible assets	2,026	2,103	2,105	2,003	1,727
FDIC insurance	1,670	4,021	1,375	626	665
Goodwill impairment	0	0	0	1,745	0
Other	10,350	11,052	10,436	10,097	9,313
Acquisition expenses	0	196	112	1,356	38
Total operating expenses	44,111	47,483	44,401	43,977	39,256
Income before income taxes	16,179	11,665	13,331	12,848	15,215
Income taxes	3,724	2,510	2,866	879	3,429
Net income	$12,455	$9,155	$10,465	$11,969	$11,786
Basic earnings per share(3)	$0.38	$0.28	$0.32	$0.37	$0.39
Diluted earnings per share(3)	$0.38	$0.28	$0.32	$0.36	$0.39
Profitability
Return on assets	0.92%	0.69%	0.81%	0.95%	1.00%
Return on equity	8.83%	6.67%	7.77%	8.96%	9.62%
Cash return on equity	10.02%	7.94%	9.04%	11.22%	10.84%
Noninterest income/operating income (FTE) (1)	31.2%	31.8%	31.5%	29.9%	32.3%
Efficiency ratio (2)	63.2%	65.6%	65.3%	64.4%	62.4%
Components of Net Interest Margin (FTE)
Loan yield	5.94%	5.97%	6.06%	6.20%	6.29%
Cash equivalents yield	0.27%	0.26%	0.25%	0.66%	2.18%
Investment yield	5.41%	5.75%	5.82%	5.87%	5.78%
Earning asset yield	5.44%	5.53%	5.79%	6.00%	6.13%
Interest-bearing deposit rate	1.33%	1.52%	1.76%	1.99%	2.21%
Short-term borrowing rate	4.29%	4.29%	4.19%	3.73%	3.87%
Long-term borrowing rate	4.50%	4.55%	4.65%	4.74%	4.72%
Cost of all interest-bearing funds	1.98%	2.13%	2.33%	2.53%	2.75%
Cost of funds (includes DDA)	1.68%	1.82%	2.00%	2.18%	2.36%
Net interest margin (FTE)	3.78%	3.73%	3.82%	3.86%	3.82%
Fully tax-equivalent adjustment	$3,941	$3,865	$4,025	$3,803	$3,645

Community Bank System, Inc.

Summary of Financial Data
(Dollars in thousands, except per share data)
	2009			2008
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rdQtr
Average Balances
Loans	$3,082,495	$3,105,247	$3,140,524	$3,082,283	$2,963,504
Cash equivalents	292,545	315,444	155,306	79,566	4,321
Taxable investment securities	864,478	793,909	842,496	853,306	766,581
Nontaxable investment securities	560,615	558,278	559,344	534,583	511,299
Total interest-earning assets	4,800,133	4,772,878	4,697,670	4,549,738	4,245,705
Total assets	5,349,762	5,313,274	5,235,252	5,035,398	4,712,423
Interest-bearing deposits	3,164,396	3,182,827	3,123,296	2,913,671	2,658,681
Short-term borrowings	593,385	593,533	477,184	478,875	477,139
Long-term borrowings	265,120	265,169	384,852	448,622	449,292
Total interest-bearing liabilities	4,022,901	4,041,529	3,985,332	3,841,168	3,585,112
Noninterest-bearing deposits	708,430	671,615	651,298	615,540	590,098
Shareholders' equity	$559,762	$550,103	$546,132	$531,627	$487,249
Balance Sheet Data
Cash and cash equivalents	$361,734	$474,372	$350,670	$213,753	$103,595
Investment securities	1,497,826	1,335,358	1,417,966	1,395,011	1,283,776
Loans:
Consumer mortgage	1,017,153	1,014,628	1,026,934	1,062,943	1,039,530
Business lending	1,068,456	1,078,500	1,078,593	1,058,846	1,028,400
Consumer installment	1,001,484	998,477	998,214	1,014,351	936,100
Total loans	3,087,093	3,091,605	3,103,741	3,136,140	3,004,030
Allowance for loan losses	41,072	40,330	40,053	39,575	37,413
Intangible assets	322,661	324,636	326,519	328,624	257,042
Other assets	149,853	151,346	165,890	140,599	155,489
Total assets	5,378,095	5,336,987	5,324,733	5,174,552	4,766,519
Deposits
Noninterest-bearing	708,051	697,612	667,452	638,558	581,379
Non-maturity interest-bearing	1,925,666	1,828,586	1,774,906	1,636,348	1,356,402
Time	1,254,528	1,338,225	1,419,807	1,425,906	1,288,612
Total deposits	3,888,245	3,864,423	3,862,165	3,700,812	3,226,393
Borrowings	756,442	756,649	756,854	760,558	901,659
Subordinated debt held by unconsolidated subsidiary trusts	101,993	101,987	101,981	101,975	101,969
Other liabilities	65,515	63,299	56,536	66,556	53,423
Total liabilities	4,812,195	4,786,358	4,777,536	4,629,901	4,283,444
Shareholders' equity	565,900	550,629	547,197	544,651	483,075
Total liabilities and shareholders' equity	5,378,095	5,336,987	5,324,733	5,174,552	4,766,519
Capital
Tier 1 leverage ratio	7.27%	7.13%	7.16%	7.22%	7.73%
Tangible equity / net tangible assets	5.15%	4.84%	4.74%	4.74%	5.31%
Diluted weighted average common shares O/S	32,998	32,945	32,971	32,833	30,376
Period end common shares outstanding	32,740	32,741	32,742	32,633	30,096
Cash dividends declared per common share	$0.22	$0.22	$0.22	$0.22	$0.22
Book value	$17.28	$16.82	$16.71	$16.69	$16.05
Tangible book value	$7.99	$7.43	$7.27	$7.06	$7.99
Common stock price (end of period)	$18.27	$14.56	$16.75	$24.39	$25.15

Community Bank System, Inc.

Summary of Financial Data
(Dollars in thousands, except per share data)
	2009			2008
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr
Asset Quality
Nonaccrual loans	$13,080	$13,189	$14,338	$12,126	$10,496
Accruing loans 90+ days delinquent	4,660	543	947	553	1,018
Total nonperforming loans	17,740	13,732	15,285	12,679	11,514
Other real estate owned (OREO)	1,309	1,687	1,383	1,059	837
Total nonperforming assets	19,049	15,419	16,668	13,738	12,351
Net charge-offs	1,633	1,738	2,332	2,390	1,700
Loan loss allowance/loans outstanding	1.33%	1.30%	1.29%	1.26%	1.25%
Nonperforming loans/loans outstanding	0.57%	0.44%	0.49%	0.40%	0.38%
Loan loss allowance/nonperforming loans	232%	294%	262%	312%	325%
Net charge-offs/average loans	0.21%	0.22%	0.30%	0.31%	0.23%
Delinquent loans/ending loans	1.51%	1.46%	1.33%	1.43%	1.26%
Loan loss provision/net charge-offs	145%	116%	120%	100%	117%
Nonperforming assets/total assets	0.35%	0.29%	0.31%	0.27%	0.26%

(1) Excludes gain (loss) on investment securities.
(2) Excludes intangible amortization, acquisition expenses, special charges and gain (loss) on investment securities.
(3) Diluted weighted average common shares outstanding and earnings per share calculations haves been restated, as necessary, to comply with the provisions of FSP EITF 03-6-1.

# # #

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The following factors, among others, could cause the actual results of CBU’s operations to differ materially from CBU’s expectations: the successful integration of operations of its acquisitions; competition; changes in economic conditions, interest rates and financial markets; and changes in legislation or regulatory requirements.  CBU does not assume any duty to update forward-looking statements.